EXHIBIT 10.18

Global BPO Services Corp.

177 Beacon Street, Unit 4

Boston, MA 02116

June 29, 2007

Dear Gentlemen,

Reference is made to those certain promissory notes issued by Global BPO Services Corp., a Delaware corporation (the “Company”), to each of you, in the aggregate principal amount of $200,000 (the “Promissory Notes”). For purposes hereof, your “Proportionate Share” shall mean a fraction, the numerator of which shall be the principal amount of the Promissory Note issued to you and the denominator of which shall be $200,000.

By execution of this letter, the Company and each of you agree that, from time to time prior to the consummation of the Company’s initial public offering of its securities, at the request of the Company, each of you shall make advances (the “Advances”) to the Company in an amount equal to your Proportionate Share of the amount requested, provided that the aggregate amount of Advances from all of the undersigned shall not exceed $50,000. Each request for an Advance shall be made by the Company in writing, delivered at least two (2) business days prior to the requested date of such Advance and shall specify the date and amount of such Advance. Each Advance shall be documented by a Promissory Note issued by the Company, dated as of the date of such Advance.

Kindly acknowledge your agreement to the foregoing by signing where indicated below.

Global BPO Services Corp.

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	Chief Executive Officer

Acknowledged and Agreed:

/s/ R. Scott Murray
R. Scott Murray

/s/ Lloyd Linnell
Lloyd Linnell

/s/ Kevin T. O’Leary
Kevin T. O’Leary

/s/ Paul G. Joubert
Paul G. Joubert